As filed with the Securities and Exchange Commission on August 6, 1997
                                                  Registration No. 333-
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                    FORM S-3
                             REGISTRATION STATEMENT
                                      Under
                           The Securities Act of 1933


                                ATS MEDICAL, INC.
             (Exact name of registrant as specified in its charter)

            Minnesota                                            41-1595629
(State or other jurisdiction of                               (I.R.S Employer
incorporation or organization)                               Identification No.)

                               3905 Annapolis Lane
                          Minneapolis, Minnesota 55447
                                 (612) 553-7736
(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

         Manuel A. Villafana            Copy to:    Timothy S. Hearn, Esq.
 Chairman and Chief Executive Officer                Dorsey & Whitney LLP
           ATS Medical, Inc.                        220 South Sixth Street
          3905 Annapolis Lane                  Minneapolis, Minnesota 55402-1498
     Minneapolis, Minnesota 55447                       (612) 340-7802
            (612) 553-7736
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                          -----------------------------

         Approximate date of commencement of proposed sale to the public: FROM TIME TO TIME AFTER THE EFFECTIVE DATE OF THIS REGISTRATION STATEMENT.

         If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

         If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

         If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                               CALCULATION OF REGISTRATION FEE

------------------------------------------------------------------------------------------------------
                                                    Proposed             Proposed
   Title of each                                     maximum              maximum           Amount of
class of securities             Amount to be      offering price         aggregate        registration
 to be registered               registered(1)      per share(2)      offering price(2)         fee
------------------------------------------------------------------------------------------------------
Common Stock, $.01 par value     1,568,940            $5.875              $9,217,523          $2,793.19
------------------------------------------------------------------------------------------------------


(1) This amount represents shares to be offered by the selling securityholder from time to time after the effective date of this Registration Statement at prevailing market prices at time of sale.

(2) Estimated in accordance with Rule 457(c) under the Securities Act of 1933 solely for purposes of computing the registration fee on the basis of the average of the high and low prices reported by Nasdaq National Market for August 5, 1997.


     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

================================================================================

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.


                   SUBJECT TO COMPLETION, DATED AUGUST 6, 1997



                                ATS MEDICAL, INC.

                                1,568,940 Shares

                                  Common Stock

     This Prospectus relates to 1,568,940 shares (the "Shares") of common stock, $.01 par value (the "Common Stock"), of ATS Medical, Inc. ("ATS" or the "Company") offered for the account of Itochu Corporation (the "Selling Shareholder"). The Shares may be sold from time to time by the Selling Shareholder. The Company will not receive any of the proceeds from the sale of the Shares. The Company has agreed to pay expenses incurred in registering the Shares, including legal and accounting fees.

     The Shares were acquired by the Selling Shareholder in a private transaction on February 7, 1997 pursuant to a Stock Purchase Agreement. The Shares are "restricted securities" under the Securities Act of 1933, as amended (the "Act"), prior to their sale hereunder. This Prospectus has been prepared for the purpose of registering the Shares under the Act to allow for future sales by the Selling Shareholder to the public without restriction. To the knowledge of the Company, the Selling Shareholder has made no arrangement with any brokerage firm for the sale of the Shares. The Selling Shareholder may be deemed to be an "underwriter" within the meaning of the Act. Any commissions received by a broker or dealer in connection with resales of the Shares may be deemed to be underwriting commissions or discounts under the Act. See "Plan of Distribution."

     The Shares have not been registered under the securities laws of any state or other jurisdiction as of the date of this Prospectus. Brokers or dealers should confirm the existence of an exemption from registration or effectuate such registration in connection with any offer and sale of the Shares.

     The Common Stock is traded on the Nasdaq National Market under the symbol "ATSI." On August 5, 1997, the closing sale price of the Common Stock reported by Nasdaq was $6.00 per share.


          THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE
           SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
                 COMMISSION NOR HAS THE SECURITIES AND EXCHANGE
                  COMMISSION OR ANY STATE SECURITIES COMMISSION
                  PASSED UPON THE ACCURACY OR ADEQUACY OF THIS
                      PROSPECTUS. ANY REPRESENTATION TO THE
                         CONTRARY IS A CRIMINAL OFFENSE.


                 The date of this Prospectus is        , 1997

                              AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information filed by the Company can be inspected and copied at the public reference facilities of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's regional offices at Seven World Trade Center, Suite 1300, New York, New York 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such materials can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The Commission maintains a Web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission, such as ATS. The address of such site is "http://www.sec.gov."

     The Common Stock is traded on the Nasdaq National Market under the symbol "ATSI." Reports, proxy and information statements and other information concerning ATS can be inspected at the offices of the National Association of Securities Dealers, 1735 K. Street N.W., Washington, D.C. 20006.

     The Company has filed with the Commission a registration statement on Form S-3 (herein, together with all amendments and exhibits, referred to as the "Registration Statement") under the Securities Act with respect to the offering of the Company's Common Stock hereby. This Prospectus does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. For further information with respect to the Company and the Common Stock offered hereby, reference is hereby made to the Registration Statement.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents filed by the Company with the Commission are hereby incorporated by reference in this Prospectus:

     (a) the Company's Annual Report on Form 10-K for the year ended December 31, 1996;

     (b) the Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 1997; and

     (c) the description of the Common Stock contained in the Company's Registration Statement on Form S-2 filed on February 2, 1995 with the Commission, including any amendment or report filed for the purpose of updating such description filed subsequent to the date of this Prospectus and prior to the termination of the offering described herein.

     In addition, all documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering of the Common Stock hereby shall be deemed to be incorporated by reference into this Prospectus and to be a part hereof from the respective dates of filing of such documents. Any statement contained herein or in a document all or part of which is incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

     The Company will provide without charge to each person, including any beneficial owner, to whom this Prospectus is delivered, upon the written or oral request of such person, a copy of any or all of the documents incorporated herein by reference other than exhibits to such documents (unless such exhibits are specifically incorporated by reference in such documents). Such requests should be directed to John H. Jungbauer, Chief Financial Officer, ATS Medical, Inc., 3905 Annapolis Lane, Minneapolis, Minnesota 55447, telephone: (612) 553-7736.

                               SELLING SHAREHOLDER

     The Shares offered hereby are being sold pursuant to this Prospectus by the Selling Shareholder. The following table sets forth certain information with respect to the ownership of the Company's Common Stock by the Selling Shareholder as of July 31, 1997 and as adjusted to reflect the sale of the Shares.

                                               Maximum
                           Number              Number
                          of Shares           of Shares
                        Beneficially         to be Sold            Shares
                         Owned Prior         Pursuant to      Beneficially Owned
         Name          to Offering (1)     this Prospectus    After Offering (2)
         ----          ---------------     ---------------    ------------------

Itochu Corporation        1,568,940           1,568,940              0

-------------------------
(1) Consists of 1,568,940 shares of Common Stock purchased on February 7, 1997 pursuant to a Stock Purchase Agreement.

(2)  Assumes the sale of all of the Shares offered by this Prospectus.

                              PLAN OF DISTRIBUTION

     The Shares to which this Prospectus relates will be offered and sold by the Selling Shareholder for its own accounts. The Company will not receive any proceeds from the sale of the Shares pursuant to this Prospectus. All expenses of registration of the Shares, estimated to be approximately $10,000 shall be borne by the Company.

     The Selling Shareholder may offer and sell the Shares from time to time on the Nasdaq National Market in regular brokerage transactions, in transactions directly with market makers or in privately negotiated transactions at prices relating to prevailing market prices or at negotiated prices, as applicable. Sales may be made to or through brokers or dealers who may receive compensation in the form of discounts, concessions or commissions from the Selling Shareholder or the purchasers of Shares for whom such brokers or dealers may act as agent or to whom they may sell as principal, or both. As of the date of this Prospectus, the Company is not aware of any agreement, arrangement or understanding between any broker or dealer and the Selling Shareholder. There is no assurance that the Selling Shareholder will sell any or all of the Shares offered by it.

     The Selling Shareholder and any brokers or dealers who participate in the sale of the Shares may be deemed to be "underwriters" within the meaning of the Securities Act, and any commissions received by them and any profits realized by them on the resale of Shares may be deemed to be underwriting discounts or commissions under the Securities Act.

     The Company has agreed to maintain the effectiveness of this Registration Statement until the earlier of three years from the date on which the Selling Shareholder acquired the Shares (February 7, 1997) or the resale of all the Shares registered hereunder.

                                  LEGAL MATTERS

     Certain legal matters relating to the validity of the Common Stock offered hereby will be passed upon for the Company by Dorsey & Whitney LLP, Minneapolis, Minnesota.

                                     EXPERTS

     The consolidated financial statements of the Company appearing in the ATS Medical, Inc. Annual Report on Form 10-K for the year ended December 31, 1996, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

     No dealer, salesperson or any other person has been authorized to give any information or to make any representations other than those contained in this Prospectus, and, if given or made, such information or representations must not be relied upon as having been authorized by the Company, the Selling Shareholder or any other person. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy to any person in any jurisdiction in which such offer or solicitation would be unlawful or to any person to whom it is unlawful. Neither the delivery of this Prospectus nor any offer or sale made hereunder shall, under any circumstances, create any implication that there has been no change in the affairs of the Company or that the information contained herein is correct as of any time subsequent to the date hereof.


                               -------------------


                                TABLE OF CONTENTS

                                                                   Page

Available Information...........................................    2
Incorporation of Certain Documents
     by Reference...............................................    2
Selling Shareholder.............................................    3
Plan of Distribution............................................    3
Legal Matters       ............................................    3
Experts ........................................................    3




                                ATS MEDICAL, INC.


                                1,568,940 SHARES




                                 COMMON STOCK,
                            PAR VALUE $.01 PER SHARE




                                 ---------------

                                   PROSPECTUS

                                 ---------------



                                         , 1997

                                    PART II.

                     INFORMATION NOT REQUIRED IN PROSPECTUS


ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

          SEC Registration Fee...................................   $ 2,793.19
          Accounting Fees and Expenses...........................     4,000.00
          Legal Fees and Expenses................................     3,000.00
          Miscellaneous .........................................       206.81
                                                                    ----------
                   Total.........................................    10,000.00

       All fees and expenses other than the SEC registration fee are estimated. The expenses listed above will be paid by the Company.

ITEM 15.  INDEMNIFICATION OF OFFICERS AND DIRECTORS

       Minnesota Statutes Section 302A.521 provides that a corporation shall indemnify any person made or threatened to be made a party to a proceeding by reason of the former or present official capacity of such person against judgments, penalties, fines (including, without limitation, excise taxes assessed against such person with respect to any employee benefit plan), settlements and reasonable expenses, including attorneys' fees and disbursements, incurred by such person in connection with the proceeding, if, with respect to the acts or omissions of such person complained of in the proceeding, such person (1) has not been indemnified therefor by another organization or employee benefit plan; (2) acted in good faith; (3) received no improper personal benefit and Section 302A.255 (with respect to director conflicts of interest), if applicable, has been satisfied; (4) in the case of a criminal proceeding, had no reasonable cause to believe the conduct was unlawful; and (5) reasonably believed that the conduct was in the best interests of the corporation in the case of acts or omissions in such person's official capacity for the corporation or reasonably believed that the conduct was not opposed to the best interests of the corporation in the case of acts or omissions in such person's official capacity for other affiliated organizations. The Bylaws of ATS provide that ATS shall indemnify officers and directors under such circumstances and to the extent permitted by Section 302A.521 as now enacted or hereafter amended.

       The Company has established a Self-Insurance Trust Agreement to assist in funding indemnification of its directors and officers to the extent permissible under Minnesota Law. The Company has contributed $300,000, plus accrued interest thereon, to an irrevocable trust (the "Trust") to be invested in government issued or insured obligations by an independent trustee. The Trust funds may be used only for indemnification of the Company's officers or directors or, at the direction of the Company and with the consent of the beneficiaries under the Trust, to pay directors' and officers' liability insurance premiums. The rights of the beneficiaries under the Trust are contract rights enforceable against the Company and the trustee. In addition to the Trust, beginning on November of 1995, the Company has maintained a liability insurance policy for its directors and officers.

ITEM 16.  LIST OF EXHIBITS

       4.1 Specimen certificate for shares of Common Stock of the Company (incorporated by reference to Exhibit 4.1 to the Company's Annual Report on Form 10-K for the year ended December 31, 1992).

       5.1    Opinion of Dorsey & Whitney LLP regarding legality.

       23.1   Consent of Ernst & Young LLP.

       23.2 Consent of Dorsey & Whitney LLP (included in Exhibit 5.1 to this Registration Statement).

       24.1   Power of Attorney.

ITEM 17.  UNDERTAKINGS

       The undersigned registrant hereby undertakes:

              (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                     (i) To include any prospectus required by section 10(a)(3)
              of the Securities Act of 1933;

                     (ii) To reflect in the prospectus any facts or events
              arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change to such information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) under the Securities Act if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

                     (iii) To include any material information with respect to
              the plan of distribution not previously disclosed in the registration statement or any material change in the information set forth in the registration statement;

              Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3 or Form S-8, and the information required to be included in a post- effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

              (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

              (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

       The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of
1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

       Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

       Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Minneapolis, State of Minnesota on the 6th day of August, 1997.

                                       ATS MEDICAL, INC.


                                       By  /s/John H. Jungbauer
                                          ------------------------------
                                          John H. Jungbauer,
                                          Chief Financial Officer


       Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed on the date indicated by or on behalf of the following persons in the capacities indicated:

SIGNATURE                        CAPACITY                         DATE
---------                        --------                         ----


       *                         Chairman, Chief Executive        August 6, 1997
-----------------------------    Officer and Director
Manuel A. Villafana              (Principal Executive Officer)


       *                         President, Chief Operating       August 6, 1997
-----------------------------    Officer and Director
Richard W. Kramp


       *                         Chief Financial Officer          August 6, 1997
-----------------------------    (Principal Financial
John H. Jungbauer                and Accounting Officer)


       *                         Director                         August 6, 1997
-----------------------------
Charles F. Cuddihy, Jr.


       *                         Director                         August 6, 1997
-----------------------------
James F. Lyons


       *                         Director                         August 6, 1997
-----------------------------
A. Jay Graf


*  By  /s/John H. Jungbauer
     -------------------------------
     John H. Jungbauer, attorney-in-fact

                                  EXHIBIT INDEX


EXHIBIT
   NO.            DESCRIPTION
-------           -----------

   5.1            Opinion of Dorsey & Whitney LLP regarding legality

   23.1           Consent of Ernst & Young LLP

   24.1           Power of Attorney